Exhibit 5.1

Sullivan Tel Aviv (Har-Even & Co.) 28 HaArba’a St. HaArba’a Towers North Tower, 35th Floor, Tel-Aviv, Israel	+972-747580480 sullivanlaw.com

July 28, 2022

Jeffs’ Brands Ltd

3 Hanechoshet Street

Tel Aviv, Israel 6971068

Re: Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as Israeli counsel to Jeffs’ Brands Ltd (the “Company”), an Israeli company, in connection with the registration (including in connection with an over-allotment option granted to the Underwriter (as defined below)) and proposed maximum aggregate offering price by the Company of up to $45,531,250 of: (A) units (the “Units”), with each unit consisting of either (1) (i) one ordinary share, no par value, of the Company (the “Ordinary Shares”) and (ii) one warrant (each, a “Regular Warrant”) to purchase one Ordinary Share, or (2) (i) a pre-funded warrant (each, a “Pre-Funded Warrant” and together with the Regular Warrant, the “Warrants”) to purchase one Ordinary Share and (ii) one Regular Warrant to purchase one Ordinary Share and (B) (1) additional warrants (the “Additional Warrants”) to purchase Ordinary Shares issuable to certain qualified holders in connection with certain dilutive issuances or adjustments to the exercise price of the Warrants, (2) warrants (the “Underwriter Warrants” and together with the Additional Warrants and the Units, the “Securities”) to purchase Ordinary Shares issuable to the Underwriter, and (3) Ordinary Shares underlying the Warrants, the Additional Warrants and the Underwriter Warrants, each in connection with an underwritten public offering of the Company (the “Offering”). The Company has engaged Aegis Capital Corp. (the “Underwriter”) to act as the underwriter in connection with the Offering.

In connection with this opinion, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of the registration statement on Form F-1 (File No. 333-262835) (as amended, the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (“SEC”) and as to which this opinion is filed as an exhibit, the exhibits to the Registration Statement, including the form of Underwriting Agreement to be entered into between the Company and Aegis Capital Corp., copies of the Company’s articles of association and resolutions of the Company’s Board of Directors (the “Board”) and general meeting of the shareholders which have heretofore been approved and relate to the Offering, and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel.

Based upon and subject to the foregoing, we are of the opinion that (i) upon payment to the Company of the consideration in such amount and form as shall be determined by the Board or by an authorized committee thereof, the Ordinary Shares, when issued and sold in the Offering as described in the Registration Statement, will be duly and validly issued, fully paid and non-assessable; and (ii) the Ordinary Shares underlying the Warrants, Pre-Funded Warrants, Additional Warrants and Underwriter Warrants, when issued and sold by the Company and delivered by the Company against receipt of the exercise price therefor as shall be determined by the Board or an authorized committee thereof, in accordance with and in the manner described in the Registration Statement and the Warrants, Pre-Funded Warrants, Additional Warrants and the Underwriter Warrants, will be validly issued, fully paid and non-assessable, in each case, including any additional Ordinary Shares (including Ordinary Shares underlying the Warrants, Pre-Funded Warrants, Additional Warrants and Underwriter Warrants) registered pursuant to Rule 462(b) under the United States Securities Act of 1933, as amended (the “Securities Act”).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the SEC issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act with respect to the Ordinary Shares.

Very truly yours,

/s/ Sullivan & Worcester Tel-Aviv (Har-Even & Co.)

Sullivan & Worcester Tel-Aviv (Har-Even & Co.)